CONSULTING AGREEMENT

This AGREEMENT (“Agreement”), dated as of ___________, 2006 (the “Effective Date”), is made by and between ________________________ (“Company”) and Plaza Consulting Group of PR Inc. (“Consultant”), each having a business address as set forth on the signature page hereof and sometimes hereinafter referred to as a “Party” or collectively as the Parties.

In consideration of Consultant’s engagement hereunder, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree to the following terms and conditions:

Section 1. Services. The nature of the services to be performed by Consultant and the deliverables to be provided to Company in connection therewith (collectively, the “Services”), as well as the timing, cost and payment schedule with respect to such Services, shall be as specifically set forth in Exhibit A.

Section 2. Term. The term of this Agreement shall commence on the Effective Date and continue in fill force and effect until _________, 2006 (the “Term”), unless sooner terminated pursuant to Section 4. The Term may be modified or extended by the Parties subject to Section 14(m).

Section 3. Payment/Reimbursement. Each request for payment and/or reimbursement shall be (a) in accordance with the terms of this Agreement, including Company’s Reimbursement Policy, a copy of which is attached hereto as Exhibit B, and (b) accompanied by an invoice from Consultant reasonably documenting actual costs incurred and/or fees earned (as contemplated by Exhibit A). All fees and reimbursable expenses relating to the Services described in Exhibit A shall be payable and invoiced upon completion of all Services, unless a different schedule is specified in Exhibit A. Invoices received and thereafter approved for payment by Company shall be paid to Consultant within 30 days after Company’s approval thereof. Any fees of and/or costs incurred by Consultant which exceed those set forth in Exhibit A shall be at the sole risk and expense of Consultant unless authorized by Company in writing prior to being earned or incurred.

Section 4. Termination. This Agreement and/or the Services shall be immediately terminable at any time by Company upon not less than 30 days’ written notice to Consultant. Upon the effective date of any such termination, Consultant shall immediately cease work on the Services, deliver to Company all work in progress, and return all Confidential Information (as defined in Section 5). Upon termination, Company’s sole obligation to Consultant shall be to pay Consultant, subject to Section 3, any monies due Consultant for satisfactory work actually performed and reasonable expenses actually incurred or which Consultant has irrevocably and unavoidably committed to incur (with the authorization of Company) prior to the effective date of termination. Any unearned or unexpended portion of monies previously paid by Company to Consultant shall be refunded promptly to Company.

Section 5. Confidential Information.

(a) Consultant and its directors, officers, employees, representatives and agents (each a “Representative”) may obtain, receive or have access to certain materials, information, and/or data relating to the intellectual property, know-how, businesses, operations, finances and/or commercial, marketing, research and development and/or other plans and strategies of Company or its affiliates, which Company or its affiliates considers to be confidential and proprietary. All such materials, information and/or data, together with all copies, summaries, notes, analyses and/or studies thereof or pertaining thereto and any data, reports, studies, analyses and/or other work product produced by Consultant as part of the Services, whether written or recorded in electronic or other format and on whatever media, are herein collectively referred to as “Confidential Information.”

(b) During the Term and for a period of at least 5 years thereafter (including following any termination), Consultant shall, and shall cause each of Consultant’s Representatives to, hold in confidence and refrain from disclosing and/or using for the benefit of Consultant, any of its Representatives or any third party any and all Confidential Information. Consultant will not, and will not permit any of its Representatives to, use Confidential Information for any purpose other than in carrying out Consultant’s obligations under this Agreement without the prior written consent of Company. These restrictions shall not apply to information which (i) is or becomes public knowledge (through no act or omission of Consultant or any of its Representatives), (ii) is lawfully made available to Consultant by an independent third party which does not owe to Company any duty of confidentiality with respect to such information (and such right can be properly demonstrated by Consultant), (iii) is already in Consultant’s possession at the time of initial receipt from Company (and such prior possession can be properly demonstrated by Consultant), (iv) is independently developed by Consultant or its Representatives (and such independent development can be properly demonstrated by Consultant), or (v) is required by order of any governmental authprity or agency to be disclosed by Consultant; provided, however, that Consultant shall give Company sufficient prior written notice of such proposed disclosure to permit it to seek a protective or similar order and Consultant shall disclose only the minimum Confidential Information required to be disclosed in order to comply, whether or not Company seeks or obtains any such protective or other similar order.

(c) Consultant shall provide the Confidential Information received hereunder only to Consultant’s Representatives who are directly involved in the performance of the Services and who are bound, by contract or otherwise, to maintain the confidentiality of the Confidential Information. Consultant agrees to (i) advise Consultant’s Representatives of the proprietary nature of the Confidential Information and the terms and conditions of this Agreement requiring that the confidentiality of such information be maintained and (ii) use all reasonable safeguards to prevent unauthorized use or disclosure by its Representatives. Consultant shall be responsible for any breach of this Agreement by any of its Representatives.

(d) All Confidential Information which Consultant or any of its Representatives shall obtain or be given access pursuant to or in connection with this Agreement shall be and remain the sole property of Company, and Consultant shall have no rights or interests (except as expressly provided herein) to or in such Confidential Information. Immediately upon expiration or termination of this Agreement, Consultant shall return to Company all Confidential Information (including all copies thereof) then in the possession of Consultant or any of its Representatives.

Section 6. Ability to Perform. Consultant agrees promptly to inform Company of any event or change in circumstances which may negatively affect Consultant’s ability to perform any of its obligations under this Agreement in the manner contemplated by the Parties.

Section 7. Relationship with Company. Consultant agrees that, in its relationship with Company under this Agreement, it is acting in the capacity of an independent contractor and that it has no authority to represent or act on behalf of Company without Company’s prior written consent. Consultant shall not hold itself out to any third person as purporting to act on behalf of, or serving as the agent of, Company, and Consultant is not authorized to enter into any agreements, whether oral or written, on Company’s behalf.

Section 8. Compliance with Laws. Consultant represents, warrants and covenants that it shall, and shall cause its Representatives to, comply with all applicable local, state and federal laws, rules and regulations.

Section 9. Indemnification; Limitation on Damages.

(a) Each Party shall indemnify and hold harmless the other Party, its subsidiaries and other affiliates, and their respective Representatives from and against all liabilities, losses, claims, costs, expenses (including reasonable attorneys’ fees) and damages arising out of or resulting from any willful misconduct or negligent act or omission of the indemnifying Party or its Representatives, any breach of this Agreement by the indemnifying Party, or any violation by the indemnifying Party and/or its Representatives of any local, state or federal law, rule or regulation applicable to the performance of the indemnifying Party’s obligations under this Agreement.

(b) Consultant shall not assert and hereby waives any claim or cause of action it may now have or hereafter acquire against Company and its affiliates on any theory of liability for any one or more of special, indirect, incidental, exemplary, consequential or punitive damages in connection with or as a result of this Agreement or the transactions contemplated hereby, it being the intention of the Parties and an inducement to Company to enter into this Agreement that Company may only be liable under this Agreement for actual and direct damages.

Section 10. Intellectual Property.

(a) All of Consultant’s work product under this Agreement and all concepts, inventions, ideas, patent rights, data, trademarks, and copyrights which are related to, arise out of, or developed in connection with (i) Consultant’s work product or (ii) any and all Services shall be the exclusive property of, and all ownership rights therein shall vest in, Company. Consultant agrees to sign all necessary documents or take such other actions as Company may reasonably request in order to perfect any and all such rights.

(b) The Parties expressly agree that all works created pursuant to this Agreement are Works Made For Hire, as defined in the U.S. Copyright Act, 17 U.S.C. §101, and shall vest in Company as author. All other work product, whether copyrightable or not, including without limitation any works which may be deemed by competent authority not to be Works Made For Hire, created pursuant to this Agreement, are hereby assigned to Company, including without limitation all right, title and interest in and to the copyright thereof throughout the world, all renewals and extensions thereof and the right to make and distribute copies in any media, to translate, and/or make derivative works therefrom. Consultant agrees to execute and to secure the execution from the applicable authors retained by Consultant all registrations, assignments, transfer documents and other instruments necessary or desirable in the reasonable opinion of Company to record any assignment or registration of copyright or other transfer of ownership in any work transferred to Company pursuant to this Agreement.

(c) Notwithstanding the foregoing, Consultant shall retain sole and exclusive ownership of all right, title and interest to and in its proprietary information, templates, processes, methodologies, inventions, patents, know-how and software owned by it as of the Effective Date, and all derivative works based upon an improvement to any of the foregoing, provided that the derivative works or improvements (i) are of general application, (ii) do not contain any, or are not developed using any, Company Confidential Information or other specific information about or relating to Company or its products, processes, plans or finances and (iii) were discovered, created or developed solely by Consultant without assistance from Company during Consultant’s provision of the Services for Company (all of the foregoing, the “Consultant Intellectual Property”). To the extent Consultant Intellectual Property is necessary for the use of the Services or deliverables provided under this Agreement, Consultant grants to Company for the benefit of Company and its affiliates, agents, successors, permitted assigns and contractors the irrevocable, perpetual, non-exclusive, worldwide, royalty-free, paid-up right and License to Consultant Intellectual Property for Company’s use of such Services or deliverables.

Section 11. General Representations, Warranties and Covenants.

(a) Consultant represents, warrants and covenants that it shall perform the Services in a professional and workmanlike manner.

(b) Consultant represents, warrants and covenants that all materials, items furnished and all workmanship shall be of high quality. Consultant shall replace or reperform, as deemed necessary by Company, any of the materials, items furnished or Services that are found lacking or defective, in the reasonable opinion of Company, without additional cost to Company.

(c) Consultant represents and warrants that, as of the Effective Date, it is not a party to any oral or written contract or understanding with any third party that is inconsistent with this Agreement and/or Consultant’s obligations or performance under this Agreement or that will in any way limit or conflict with its ability to fulfill the terms of this Agreement. Consultant further represents, warrants and covenants that it will not enter into any such contract or understanding during the Term.

(d) Consultant represents and warrants that neither Consultant nor any Representative of Consultant who is directly concerned with the performance of the Services has been debarred pursuant to the Federal Food, Drug and Cosmetic Act (“FDCA”) or is currently excluded, debarred, suspended, or otherwise ineligible to participate in the Federal health care programs or in Federal procurement or nonprocurement programs. Moreover, if Consultant or any of its Representatives who is directly concerned with the performance of the Services subsequently becomes debarred, excluded, suspended or ineligible as set forth in the preceding sentence, or is convicted of a criminal offense that falls within the ambit of the Federal statute providing for mandatory exclusion from participation in Federal health care programs but has not yet been excluded, debarred, suspended, or otherwise declared ineligible to participate in those programs, Consultant agrees immediately to notify Company of such event. Consultant represents that it has, prior to entering this Agreement, complied with the requirements set forth in Exhibit C attached hereto, and acknowledges that its completion of the Certification form in Exhibit C is being relied upon by Company as an inducement to entering into the Agreement. Consultant covenants and warrants that it shall comply with the requirements set forth in Exhibit C for the entire Term. Failure of Consultant to comply with this provision or with the requirements set forth in Exhibit C shall be a material breach of this Agreement.

(e) Consultant represents, warrants and covenants that neither Consultant nor any Representative or subcontractor of Consultant which is concerned with the performance of the Services is, or during the Term will become, the target of or designated under any sanctions program that is established by statute or regulation of the United States, by Executive Order of the President of the United States or by designations of any department or agency of the United States government including those designations reflected in the “List of Specially Designated Nationals and Blocked Persons” of the Office of Foreign Assets Control, U.S. Department of the Treasury (http://www.treas.gov/offices/enforcement/ofac/sdn/tllsdn.pdf). If Consultant or any Representative or subcontractor of Consultant which is concerned with the performance of the Services becomes the target of or designated under any such sanctions program during the Term, Consultant shall immediately notify Company thereof. Any misrepresentation or failure by Consultant to comply with this Section 11(e) shall be a material breach of this Agreement, and in such event Company may terminate this Agreement without payment of penalty or damages or further performance of any kind and refuse delivery of any goods, technology or services regardless of any existing contractual obligation.

(f) Consultant shall neither disclose to Company or induce Company to use any secret or confidential information or material belonging to any third party.

(g) Consultant shall provide to Company with any deliverables to be provided under this Agreement a written summary sheet listing any third party software or other intellectual property contained within or necessary for the use of the deliverables or Services (collectively, the “Third-Party Intellectual Property”), if any, together with licenses permitting Company and its affiliates to use such Third-Party Intellectual Property in connection with its use of the deliverables or Services and the terms, conditions, and status of such licenses. Except for the Third-Party Intellectual Property listed in the written summary provided to Company pursuant to the preceding sentence, Consultant represents and warrants that all work product created under this Agreement shall be original work of Consultant or in the public domain. Consultant represents and warrants that none of the Services, work product or deliverables delivered or created pursuant to this Agreement infringes or violates any copyright, trademark, patent, trade secret or other intellectual property or other rights of any third party, and that Consultant has all of the rights necessary to perform its obligations hereunder without infringing any third party rights. Consultant further represents and warrants that it has all rights, licenses and interests necessary to provide the Third Party Intellectual Property to Company and its affiliates and to grant Company and its affiliates the rights and licenses to use such Third-Party Intellectual Property for the purposes contemplated by this Agreement. Consultant grants to Company for the benefit of Company and its affiliates, agents, successors, permitted assigns and contractors the royalty-free paid-up right and license to use such Third-Party Intellectual Property for the purposes contemplated by this Agreement.

(h) Consultant agrees that, in subcontracting any portion of the Services or in arranging for supplies, materials or other items or services required for completion of the Services which are authorized to be billed to Company hereunder as an expense, Consultant shall not enter into any agreement or arrangement which is not terminable without cause and without the consent of the subcontractor on terms no more restrictive than those set forth in Section 4. Consultant shall assign the unused portion of any such agreement or arrangement to Company at Company’s request, and such assignment shall be permitted by such agreement or arrangement.

(i) Consultant agrees that performance by Consultant, its employees, agents, and/or subcontractors of the Services shall be in compliance with all applicable local, state, and federal laws, rules, and regulations, including without limitation the applicable provisions of the Federal Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act, the Fair Employment Practices Law, the Equal Pay Act, and the Immigration Reform Act of 1986. Where applicable, Consultant shall comply with Executive Order 11246, the Rehabilitation Act of 1973 and the Vietnam Era Veteran Readjustment Assistance Act.

(k) Consultant shall, prior to the start of Services by any Consultant Representative, determine and confirm in writing to Company that any such Consultant’s Representatives are legally authorized to work in the United States. Consultant shall have the responsibility to complete the Department of Labor’s Form 1-9 and to retain it for the statutorily designated period. If so requested by Company, Consultant shall provide copies of such Forms 1-9 to Company from time to time unless such disclosure shall be prohibited by applicable law.

Section 12. Insurance. Consultant shall, during the Term, at its own cost and expense, maintain in full force and effect the following insurance coverage:

(i)	Worker’s Compensation Insurance in accordance with the statutory requirements of the state(s) in which the Services are to be performed;

(ii)	Employer’s Liability Insurance with a minimum limit of $1,000,000;

(iii)	Automobile Liability Insurance covering all owned, non-owned and hired automobiles, with a minimum $1,000,000 combined single limit for bodily injury and property damage per occurrence; and

(iv)
General Liability Insurance, including contractual liability covering Consultant’s obligations to indemnify Company under this Agreement, with a minimum $ 2,500,000 combined single limit for bodily injury and property damage per occurrence.

Consultant shall, within 15 days after request by Company, furnish to Company a certificate of insurance evidencing the foregoing insurance which shall provide for 30 days’ prior written notice to Company in the event of cancellation or any material change in such insurance.

Section 13. Audits.

(a) Consultant shall maintain accurate and complete records of all contracts, papers, correspondence, copybooks, accounts, invoices, and/or other information in Consultant’s possession relating to this Agreement (collectively, “Records”). The Records shall be maintained in accordance with recognized commercial accounting practices and retained during the Term and thereafter for a period of 3 years. Consultant agrees to permit Company or Company’s Representatives to examine and audit the Records at no charge to Company, with prior written notification and during normal business hours. Company shall not have access to individual payroll records, but shall have access to time sheets and related records to the extent necessary to verify charges based on hourly billings.

(b) To the extent that the Services include (i) operation or management of any Company website, (ii) access by Company to a website, database, server or other service which will cause Consultant to be in possession of any information belonging to Company or which Company is required to safeguard or maintain, or (iii) Services which otherwise permits Consultant to electronically store, access or transmit information belonging to Company or which Company is required to safeguard or maintain, Company shall have the right, but not the obligation, to conduct a data security audit of Consultant’s systems and premises to evaluate Consultant’s anti-virus, anti-hacker, encryption, firewall and other data security technology, and general computer controls, measures and practices.

(c) No failure or delay by Company to exercise its audit rights or to discover issues, errors, discrepancies or other problems in any such audit shall relieve Consultant of any liability, even if such audit would or should have discovered issues, errors, discrepancies or other problems leading to or contributing to Consultant’s liability or obligation.

Section 14. Miscellaneous.

(a) Notices. All notices, approvals, demands, requests, consents, waivers and other communications (each a “Notice”) shall be in writing. Notices shall be validly given or served when (i) hand delivered, (ii) delivered by recognized commercial overnight courier service, or (iii) delivered by registered or certified first class United States mail, postage prepaid, return receipt requested, to the appropriate Party at its address set forth on the signature page hereof, or to such other address as shall have been specified by such Party in a Notice given hereunder.

(b) Assignment. Consultant shall not assign this Agreement to any person or entity (including by operation of law, judicial process or otherwise) without the prior written consent of Company, which consent may be withheld for any reason or without reason. Company shall be entitled to assign this Agreement to any of its subsidiaries or other affiliates (including by operation of law, judicial process or otherwise) or any successor to Company’s business or operations without prior notice to or consent from Consultant.

(c) Successors and Assigns. Subject to Section 14(b), this Agreement shall inure to the benefit of and be binding on Company, Consultant and their respective permitted successors and assigns.

(d) Headings. The headings used in this Agreement are merely for convenience and shall not limit, alter or be used to interpret the meaning of any section hereof.

(e) Severability. If any portion of this Agreement or the application thereof to any Party is held by a court of competent jurisdiction to be invalid, illegal, non-binding, or unenforceable in any respect, this Agreement shall be construed as if such invalid, illegal, non-binding or unenforceable portion had never been contained herein, and the remaining portions hereof or applications to a Party shall remain in full force and effect.

(f) Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall be an original and all of which shall constitute one and the same instrument. Executed signatures pages to this Agreement may be delivered by facsimile (including copy sent by e-mail) and such facsimiles shall be deemed as if actual signature pages had been delivered.

(g) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PUERTO RICO WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

(h) Jurisdiction; Trial by Jury Waiver. SUBJECT TO SECTION 14(o); COMPANY AND CONSULTANT IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE BROUGHT ONLY IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF PUERTO RICO OR IN ANY COURT OF THE STATE OF COMMONWEALTH OF PUERTO RICO. TO THE FULLEST EXTENT PERMISSIBLE BY LAW, EACH PARTY HEREBY CONSENTS TO THE PERSONAL JURISDICTION AND VENUE OF SUCH COURTS AND HEREBY WAIVES ANY CLAIM OR OBJECTION THAT SUCH COURT IS AN INCONVENIENT FORUM. COMPANY AND CONSULTANT IRREVOCABLY AND UNCONDITIONALLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING OF ANY KIND OR NATURE TN ANY COURT TO WHICH THEY BECOME PARTIES RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

(i) Waivers; Cumulative Rights and Remedies. No failure or delay on the part of either Consultant or Company in exercising any right hereunder shall operate as a waiver of, or impair, any such right. No single or partial exercise of any such right shall preclude any other or further exercise thereof or the exercise of any other right. No waiver of any such right shall have effect unless given in a signed, written document. No waiver of any such right shall be deemed a waiver of any other right hereunder.

(j) Force Majeure. If the performance or observance of this Agreement or of any obligation herein is prevented or delayed by reason of an act of God, civil commotion, storm, fire, riots, strikes, legal moratorium, war, revolution or action by government, the Party so affected shall, upon prompt notice of such reason being given to the other Party, be excused from such performance or observance to the extent of such prevention or during the period of such delay, provided that the Party so affected shall use its reasonable best efforts to avoid or remove the cause or causes of non-performance and observance with utmost dispatch.

(k) Further Assurances. Each Party will promptly do, execute, acknowledge, and deliver any and all further acts, documents, instruments, records, papers, and assurances as are reasonably necessary or required to carry out the intention and facilitate the observance and performance of this Agreement.

(l) No Publicity. Consultant shall not (i) use the name of Company in any publicity or advertising or (ii) issue a press release or otherwise publicize or disclose any information related to the existence of this Agreement or the terms and conditions hereof, without the prior written consent of Company.

(m) Controlling Terms; Integration and Amendments. All Exhibits attached hereto are incorporated by reference just as if they were set forth in the text of this Agreement. No term, condition or other provision of any attachments to this Agreement shall supersede any term, condition or other provision of this Agreement and with respect to any inconsistency, conflict or ambiguity, this Agreement (including Exhibit B and Exhibit C) shall control. This Agreement represents the entire understanding between the Parties, and hereby supersedes all prior understandings and agreements, whether oral or written, between the Parties with respect to the Services. This Agreement may not be modified, amended, waived, or otherwise changed, in whole or in part, except in a writing that is signed by the Parties.

(n) Survival. Sections 3, 5, 9, 10, 11(a), 11(b), 11(g), 13 and 14 shall survive termination of this Agreement. Termination of this Agreement shall not affect, or be construed as a waiver of, any claim of a Party arising from a breach or default under this Agreement by any other Party prior to termination.

(o) Dispute Resolution. Any dispute arising out of or relating to this Agreement shall be resolved in accordance with the procedures specified in this Section 14(o), which shall be the sole and exclusive procedures for the resolution of any such disputes.

(i) The Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement. Any Party may give the other Party written notice of any dispute not resolved in the normal course of business. Within 20 days from the date of delivery of such notice, the receiving Party shall submit to the other Party a written response. The notice and response shall include (A) a statement of that Party’s position and a summary of arguments supporting that position, and (B) the name and title of the executive who will represent that Party and of any other person who will accompany the executive. Within 45 days from the date of delivery of the initial notice, the executives of both Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one Party to the other Party shall be honored. All negotiations pursuant to this paragraph are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

(ii) If the dispute has not been resolved by negotiation as provided herein within 45 days from the date of the initial meeting of the executives provided for above, the Parties agree to attempt in good faith to settle the dispute by confidential non-binding mediation under the CPR Mediation Procedure then currently in effect. Unless otherwise agreed by the Parties, a single mediator will be selected from the CPR Panels of Distinguished Neutrals pursuant to the CPR Mediation Procedure then currently in effect. The Parties will share equally in the costs of the mediation.

(iii) Any dispute arising out of or relating to this Agreement which has not been resolved by mediation as provided herein within 45 days from the date of the appointment of a mediator, shall be finally resolved by arbitration in accordance with the CPR Rules for Non-Administered Arbitration then currently in effect, by three arbitrators of whom each Party shall appoint one in accordance with the ‘screened’ appointment procedure provided in Rule 5.4 of such rules and the third arbitrator shall be designated by CPR as provided in such rules. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§l—16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be the Commonwealth of Puerto Rico. The arbitrators shall have no power or authority, under the CPR Rules for Non-Administered Arbitration or otherwise, to relieve the Parties from their agreement hereunder to arbitrate or otherwise to amend or disregard any provision of this Agreement. In evaluating the claims of the Parties, the arbitrators shall be bound to apply and follow applicable law as set forth in Section 14(g).

(iv) A hearing before the arbitrators shall be held within 120 days from the date of the appointment of the third arbitrator. Prior to the hearing, the Parties shall be entitled to engage in discovery under procedures of the Federal Rules of Civil Procedure; provided, however, that a Party may not submit more than fifty written interrogatories or take more than four depositions, all of which shall be concluded not less than 30 days prior to the date of the hearing. At least five business days prior to the date of the hearing, each Party shah submit to the other Party a copy of all exhibits on which such Party intends to rely at the hearing, a pre-hearing brief not to exceed 35 pages and a proposed disposition of the dispute not to exceed five pages. The proposed disposition shall be limited to proposed rulings and remedies on each issue, and shall contain no argument on or analysis of the facts or issues. Within five business days after the close of the hearing, each Party may submit a post-hearing brief not to exceed five pages, and the arbitrators shall render their award no later than 30 days after the end of such hearing. Discovery may be further limited, at the discretion of the arbitrators.

(v) Notwithstanding anything contained in this Section 14(o) to the contrary, each Party shall have the right to institute judicial proceedings against the other Party, or anyone acting by, through or under such other Party, in order to enforce the instituting Party’s rights hereunder through specific performance, injunction or similar equitable relief. The statute of limitations of the Commonwealth of Puerto Rico applicable to the commencement of a lawsuit shall apply to the commencement of an arbitration hereunder, except that no defenses shall be available based upon the passage of time during any negotiation or mediation called for by this Section 14(o).

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly authorized, executed, and delivered as of the first date set forth above.

Plaza Consulting Group of PR Inc.

By:____________________________________
Name: _________________________________
Title: __________________________________

Company

By:____________________________________
Name: _________________________________
Title: __________________________________

Exhibit A to Consulting Agreement

PROJECT

The Project consists of providing support for the following:

PROJECT TIMING

The final date for project completion is ____________________, 2006.

COST AND PAYMENT SCHEDULE

The rate per hour is as follows:

The following exhibits B and C or exhibits containing similar terms may be requested by one or more of our major customers

Exhibit B to Consulting Agreement*

REIMBURSEMENT POLICY

Company will generally reimburse Consultant for all reasonable and necessary business expenditures incurred by Consultant and its Representatives associated with the Services. Such reimbursement is subject to the following conditions: (i) compliance with the terms of the Agreement, including this Exhibit B, (ii) the submission of detailed supporting receipts (summary credit card slips are not sufficient), and (iii) unless specifically agreed to in each instance by the Company employee managing the relevant Project (the “Project Supervisor”), the limitations, conditions and requirements set forth herein. Such reimbursable expenses include but are not limited to travel and subsistence expenses incurred as a direct result of the performance of Services hereunder and exclude personal entertainment and expenses which should otherwise likely be incurred.

All reimbursable expense requests that do not conform to the limitations, conditions and requirements set forth below must be pre-approved in writing by the Project Supervisor. Detailed receipts (e.g., itemized hotel bills but not summary credit card receipts) are not required for expenses included in the per diem amount set forth below.

The following are the reimbursement policies applicable to this Agreement:

Travel-Related Expenses
1.	Consultant’s Representatives shall not travel at Company’s expenses unless such travel is required in order for Consultant to perform the Services.
2.
Consultant Representatives who travel in connection with the performance of the Services may only travel by business class travel if the actual scheduled flight time exceeds nine hours on any leg of the trip. The nine .hour requirements is for actual scheduled flight time only and does not include travel to and from the airport, lay-over time spent in an airport or airport delays.

3.
When Consultant’s Representatives are on-site at a Company facility or other location designated by Company (other than Consultant’s or one of its Representatives places of business or homes) (referred to herein as a “Work Site”) for less than one month, hotel rooms shall be booked through Company’s travel group. When such travel, either on one trip or a series of related trips, Consultant should discuss lodging arrangements with the Project Supervisor prior to making any arrangements.

4.
Company will reimburse Consultant for use by its Representatives of taxis or car service sedans for travel between (i) an airport and such Representative’s residence, and (ii) an airport or hotel and Work Sites on Company requested business. Whenever available, unless it would interfere with the timely availability of Consultant’s Representatives at a Work Site, free or low cost hotel shuttles should be used when traveling between a hotel and a Company site.

5.
Auto rental is preferred if Consultant’s Representative is at a Company Site for longer than 24 hours, unless local conditions would make use of taxis or car service sedans less expensive. In these instances, Consultant should obtain the agreement of the Project Supervisor on its choice of transportation.

6.
When automobile rental is authorized or required, Consultant’s Representatives should share such rental care unless such sharing would likely interfere with the performance by them of the Services. Consultant should rent (or cause its Representative to rent) a mid-size car unless more than two people will be sharing the same vehicle, in which case a full-size car is permitted. Fuel service options should not be utilized and will not be reimbursed. If Consultant or its Representative(s) requires an auto rental for a period of longer than three months, Consultant should so advise the Project Supervisor and Company will arrange for a “mini lease” agreement, on behalf of Consultant, for the required period. Leases will be booked through Company’s travel group for Work Sites in North America. For Work Sites outside North America, Consultant must obtain appropriate instruction from the Project Supervisor.

7.
Where the use of personal automobiles of Consultant’s Representative(s) is required or authorized in the US and Puerto Rico, daily travel mileage between the Work Site and Consultant’s place of business or such Representative’s residence or hotel, whichever is closer, beyond 35 miles each way will be compensated at the applicable rate approved and published by the U.S. Internal Revenue Service (“IRS”). Travel between Work Sites for business related requests shall also be compensated at such rate. Use by Consultant’s Representatives of their respective personal automobiles to travel to and from home on weekends will be compensated at such rate without regard to the 35-mile minimum distance referred to above. Use of personal automobiles at all other locations will be compensated according to Company’s policy applicable to such Work Site and must be discussed in advance by Consultant and with and approved by the Project Supervisor. No compensation will be paid for the use of personal vehicles where such use is not directly related to Company business. The reimbursement described in this. paragraph shall not apply to the use of rented or leased automobiles paid for by Company. In addition, any use of personal automobiles for trips in excess of 150 miles must be approved in advance by the Project Supervisor.

8.
If a Consultant Representative performs all of the work they are performing on behalf of Consultant for Company at a Work Site and such Representative will be away from home for an extended period, then with the prior approval of the Project Supervisor, Company will reimburse Consultant for the costs of such Representative to travel home on weekends not more frequently than every other weekend. Departure should take place from the Work Site no earlier than 12:00 noon on Friday (or the next preceding business day if Friday is a holiday at the relevant Work Site) and individuals should be available to begin work at Company’s site by 9:00 am Monday morning (or the next succeeding business day if Monday is a holiday at the relevant Work Site). Such travel at times other than on weekends will not be reimbursed by Company unless approved in advance by the Project Supervisor

Personal and Living Expenses

1.
Unless alternative arrangement are agreed to by the Project Supervisor, in lieu of reimbursing Consultant for daily living expenses incurred by its Representatives while traveling for the performance of the Services Company shall pay to Consultant a per diem allowance of $___ for each traveling Representative for each day such representative is living away from his or her home for the performance of the Services. Such per diem allowance shall not be paid for travel not requiring an overnight stay at a hotel or other remote location. No per diem amount will be paid for any Consultant Representative while living at his or her home. No per diem amount will be paid for any Consultant representative for any day on which such Representative is not present at the Work Site for a minimum of 4 hours, except that the per diem allowance will be paid on weekends during which the Representative does not travel home pursuant to paragraph 9 above.

2.
Receipts are not required to be submitted for expenses included in the per diem allowance. The per diem allowance is the full and sole reimbursement for the following types of expenses incurred by Consultant and its Representatives while traveling:

•
Daily meals related to work days and weekends. Per diems will not be paid for travel days to or from the site (i.e. returning home or arriving at the location) unless a minimum of 4 hours are worked at the site.

•	Laundry
•	Tolls and parking
•	Phone calls, whether personal or business related, including mobile/cellular phones
•	Hotel internet access charges

3.	Company will not reimburse Consultant for expenses incurred by its Representatives for:
•	Clothing
•	Toiletries
•	Movies, games and other personal entertainment
•	Costs incurred by guests of a Representative
•	Exercise room or gym charges

Non-reimbursable Expenses
In accordance with standard policies and procedures, the following are types of expenses for which the Company will not reimburse, unless expressly agreed to in a prior writing by the Parties:

-	First class air travel
-	Add-on costs with respect to outside services
-	Mark-up on the work product of outside professionals, including by not limited to freelancers
-	Presentations for new business
-	Gifts to Company employees
-	Entertainment of Company employees
-	Mark-up on out-of-pocket expenses
-	Any other non reasonable, non business related expense.
Note:
This list sets forth the major items for which Company will not reimburse Consultant and is meant to be merely illustrative and not exhaustive. All Consultant expenses shall be reviewed with respect to the reasonableness of such expenses.

Exhibit C to Consulting Agreement*

CONSULTANT CERTIFICATION

Consultant, through its authorized officer below, certifies as follows:

(1)	Consultant and all of its Representatives (as defined in the Agreement) who work on or are responsible for the Company’s account have been screened against the following Exclusion
Lists:
a.	The Health and Human Services/Office of the Inspector General (HHS/OIG) List of excluded Individuals/Entities (presently accessible at
http://oig.hhs.gov/fraud/exclusions.html)
b.	the Federal General Services Administration’s List of Parties Excluded from Federal Programs (presently accessible at http://epls.arnet.gov/)
No Representatives who currently working on or are responsible for the Company’s account are included on these databases.

(2)	Representatives working on or responsible for the Company’s account have been provided with the Company’s procedures and are familiar with them.

(3)
All new Representatives working on or responsible for the Company’s account, through the remainder of the Term of the current Agreement (and any extension thereof), will be screened against the Exclusion Lists set forth in paragraph (1) above, and be provided with the procedures to assure that they are familiar with them prior to working on the Company’s account.

(4)
Through the remainder of the Term of the Agreement (and any extension thereof) Consultant will continue to screen its Representatives working on or responsible for the Company’s account, at least annually.

(5)
Consistent with Paragraph 13 of the Agreement, Consultant will maintain records documenting its compliance with the requirements of Paragraph (1)-(4) above should they be required for audit or verification purposes.

Plaza Consulting Group of PR Inc.

By:____________________________________
Name: _________________________________
Title: __________________________________